Exhibit 10(j)(2) Amendment to Letter of Understanding regarding Non-Executive Chairman of the Board position and Consulting Agreement dated February 3, 2002 between the Registrant and Leonard M. Snyder.


February 13, 2002

Mr. Leonard M. Snyder
6260 N. Desert Moon Loop
Tucson, Arizona 85750


         Re:  Amendment to Letter of Understanding Dated February 7, 2001
                 Regarding Non-Executive Chairman Position

Dear Lenny:


As discussed, as a result of the renewal of your employment agreement, the term of the letter agreement dated February 7, 2001 regarding your prospective role as Non-Executive Chairman ("Letter Agreement") shall be revised as follows:


1. Length of Term. Upon the completion of your employment under the revised employment agreement, dated February 3, 2002, you shall either be reinstated as non-Executive Chairman of the Board or appointed Executive Chairman for the period commencing February 2, 2003 until the June 2004 Annual Shareholders' meeting in accordance with the applicable terms outlined in the Letter Agreement.

Except as set forth above, all other terms of such Letter Agreement shall remain in effect.


Sincerely Yours,

Laurie M. Shahon
Chair - Compensation Committee

Acknowledged and Agreed:

Leonard M. Snyder:  /s/ Leonard M. Snyder
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